Exhibit 2.11

Business Number C33445 - 2003 Filed in the Office of Secretary of State State Of Nevada Filing Number 20233248541 Filed On 6/6/2023 9:44:00 AM Number of Pages 3

09:44:58 a.m. 06-06-2023 | 5 | 18178871604

To: Page: 5 of 6 2023-06-06 16:45:30 GMT 18178871604 From: Eric Newlan

FRANCISCO V. AGUILAR
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:
Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

4. Effective Date and Time: (Optional)	Date: Time: (must not be later than 90 days after the certificate is filed)
5. Information Being Changed: (Domestic corporations only)	Changes to takes the following effect: ☐ The entity name has been amended. ☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent) ☐ The purpose of the entity has been amended. ☒ The authorized shares have been amended. ☐ The directors, managers or general partners have been amended. ☐ IRS tax language has been added. ☐ Articles have been added. ☐ Articles have been deleted. ☐ Other. The articles have been amended as follows: (provide article numbers, if available) Article Five. In the best interests of . . . see Attachment (attach additional page(s) if necessary)
6. Signature: (Required)	X Lisa Nelson — Chief Executive Officer Signature of Officer or Authorized Signer — Title X ______ — ______ Signature of Officer or Authorized Signer — Title *If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

Please include any required or optional information in space below:
(attach additional page(s) if necessary)

This form must be accompanied by appropriate fees.

Page 2 of 2
Revised: 12/12/2022

09:44:58 a.m. 06-06-2023 | 6 | 18178871604
To: Page: 6 of 6 2023-06-06 16:45:30 GMT 18178871604 From: Eric Newlan

5. Information Being Changed (continuation):

"**Article Five.** In the best interests of the Corporation and its shareholders, there shall be a reverse split of the currently outstanding shares of the Corporation's $0.0001 par value common stock (the "Common Stock"), on a one-for-three-hundred (1-for-300) basis, that is, each three hundred (300) shares shall become one (1) share of Corporation Common Stock, to be carried out as soon as possible, and this Article Five of the Articles of Incorporation of the Corporation shall be amended to effect a 1-for-300 reverse stock split to re-authorize Ten Billion (10,000,000,000) shares of Common Stock with a par value of $0.0001 per share and to reaffirm the prior authorization of One Hundred Million (100,000,000) shares of preferred stock (the "Preferred Stock") with a par value of $0.0001 per share."